Exhibit 4.5
DAYBREAK OIL AND GAS, INC.
2009 RESTRICTED STOCK AND RESTRICTED STOCK UNIT PLAN

1.    Purpose.  The purpose of the Daybreak Oil and Gas, Inc., 2009 Restricted Stock and Restricted Stock Unit Plan (the “Plan”) is to enhance the ability of Daybreak Oil and Gas, Inc. (the “Company”) and its Affiliates, if any, to attract and retain employees, consultants, officers and directors of outstanding ability and to provide employees, consultants, officers and directors with an interest in the Company parallel to that of the Company’s stockholders.  The term “Company” as used in this Plan with reference to Continuous Service shall include the Company and its Affiliates, if any, as appropriate.

2.    Definitions.

(a)    “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any Award subject to Section 409A of the Code, the term “Affiliate” shall mean any member of the Company’s control group within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

(b)    “Award Agreement” shall mean the agreement evidencing any Award issued under the Plan.

(c)    “Award” shall mean an award of Restricted Stock or Restricted Stock Units determined in accordance with the terms of the Plan.

(d)    “Board” shall mean the Board of Directors of the Company.

(e)    “Business Combination” shall have the meaning given to such term in the definition of Change in Control.

(f)    “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that for purposes of this Section 2(f), the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iii)(A), 2(f)(iii)(B) and 2(f)(iii)(C), or (V) any acquisition involving beneficial ownership of less than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any Business Combination shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(ii)    During any period of five (5) consecutive years, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    Consummation of a reorganization (excluding a reorganization under either Chapter 7 or Chapter 11 of Title 11 of the United States Code), merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.  Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h)    “Committee” shall mean a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(i)    “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(j)    “Company” shall mean Daybreak Oil and Gas, Inc., a Washington corporation, and any successor thereto.

(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, consultant, director or officer, is not interrupted or terminated, as determined by the Committee; provided, that, with respect to any Award subject to Section 409A of the Code, a Participant who experiences a “separation from service” under Section 409A of the Code, including the default presumptions thereunder, will no longer be in Continuous Service.

(l)    “Date of Grant” shall mean the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(m)    “Effective Date” shall mean April 6, 2009.

(n)    “Eligible Director” shall mean a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(o)    “Eligible Individual” shall mean an individual designated as such pursuant to Section 5.

(p)    “Event” shall have the meaning set forth in Section 12.

(q)    “Exchange Act” shall have the meaning given to such term in the definition of Change in Control.

(r)    “Fair Market Value” per share shall mean, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing price for such stock as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Committee.

(s)    “Incumbent Board” shall have the meaning given to such term in the definition of Change in Control.

(t)    “Indemnifiable Person” shall have the meaning set forth in Section 4.

(u)    “Mature Shares” shall mean shares of Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to satisfy a withholding obligation of the Participant.

(v)    “Outstanding Company Common Stock” shall have the meaning given to such term in the definition of Change in Control.

(w)    “Outstanding Company Voting Securities” shall have the meaning given to such term in the definition of Change in Control.

(x)    “Participant” shall mean an Eligible Individual who is selected by the Committee to participate in the Plan in accordance with Section 5.

(y)    “Person” shall have the meaning given to such term in the definition of Change in Control.

(z)    “Plan” shall mean this Daybreak Oil and Gas, Inc. 2009 Restricted Stock and Restricted Stock Unit Plan.

(aa)    “Restricted Period” shall mean the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(bb)    “Restricted Stock” shall mean shares of Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 7 of the Plan.

(cc)    “Restricted Stock Unit” shall mean an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

3.    Shares Subject to the Plan.  Awards granted under the Plan shall be subject to adjustment in accordance with Section 12, the total of the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall not exceed 4,000,000 shares; provided, that, upon forfeiture of Awards in accordance with the provisions of the Plan and the terms and conditions of the applicable Award, shares subject to such forfeited Awards shall be available for subsequent Awards.  Common Stock available for issue or distribution under the Plan shall be authorized and unissued shares or shares reacquired by the Company in any manner.  The Company, during the term of this Plan, shall reserve and keep available at all times such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

4.    Administration.

(a)    The Committee shall administer the Plan.  To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director.  However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.  The majority of the members of the Committee shall constitute a quorum.  The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b)    Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

(iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)    No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder.  Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards.  In any such case, the Board shall have all the authority granted to the Committee under the Plan

5.    Eligibility.  Individuals eligible under the Plan shall be the officers, other employees, consultants and directors of the Company and its Affiliates, if any, who are selected by the Committee.

6.    Awards; Award Agreements.  Awards under the Plan shall consist of Restricted Stock and Restricted Stock Units.  Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement (whether in paper or electronic form (including e-mail or the posting on a website maintained by the Company or a third party under contract with the Company)) containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

7.    Restricted Stock.  Each grant of Restricted Stock shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(a)    Stock Certificates; Escrow or Similar Arrangement.  Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement.  If a Participant shall fail to execute an Award Agreement and, if applicable, an escrow agreement and blank stock power, within the amount of time specified by the Committee, the Award shall be null and void.  Subject to the restrictions set forth in this Section 7 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock.  To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(b)    Vesting; Acceleration of Lapse of Restrictions.  Unless otherwise provided by the Committee in an Award Agreement:  (i) the Restricted Period shall lapse with respect to 25% of the Restricted Stock on each of the first four anniversaries of the Date of Grant; and (ii) the unvested portion of Restricted Stock shall terminate and be forfeited upon termination of employment or service of the Participant granted the Award.

(c)    Legends on Restricted Stock.  Each certificate representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE DAYBREAK OIL AND GAS, INC. 2009 RESTRICTED STOCK AND RESTRICTED STOCK UNIT PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN DAYBREAK OIL AND GAS, INC. AND THE PARTICIPANT.  A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF DAYBREAK OIL AND GAS, INC.

(d)    Delivery of Restricted Stock.  (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement.  If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).  Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

8.    Restricted Stock Units.  Each grant of Restricted Stock Units shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(a)    Vesting; Acceleration of Lapse of Restrictions.  Unless otherwise provided by the Committee in an Award Agreement:  (i) the Restricted Period shall lapse with respect to 25% of the Restricted Stock Units on each of the first four anniversaries of the Date of Grant and (ii) the unvested portion of the Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the Award.

(b)    Settlement of Restricted Stock Units. Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units (and in no event later than March 15 of the year following the year in which the Restricted Stock Units vest), the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period.

If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

9.    Withholding.

(i)    A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii)    Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

10.    No Right to Continuous Service.  Nothing contained in the Plan or in any Award under the Plan shall confer upon any Participant any right with respect to the continuation of service with the Company or any of its Affiliates, or interfere in any way with the right of the Company to terminate his or her Continuous Service at any time.  Nothing contained in the Plan shall confer upon any Eligible Individual any claim or right to any Award.

11.    Governmental Compliance.  Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no shares shall be issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.    Adjustments.

(a)    In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets or stock of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (an “Event”), and in the Committee’s opinion, such event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, including, without limitation, adjust any or all of the following: (i)  the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded; (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and (iii) any performance conditions relating to any Award.  The Committee’s determination in good faith under this Section 12(a) shall be final, binding and conclusive.

(b)    Upon the occurrence of an Event or similar corporate event or transaction in which outstanding Awards are not to be assumed or otherwise continued following such an Event, or similar corporate event or transaction, the Committee may, in its discretion, terminate any outstanding Award without a Participant’s consent and make a payment to such Participant equal to the Fair Market Value of the vested portion of such Award.

(c)    The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.    Effect of Change in Control.  Except to the extent otherwise provided in an Award Agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:

(a)    The Restricted Period shall expire as of a time prior to the Change in Control; and

(b)    To the extent practicable, any actions taken by the Committee under the immediately preceding clause (a) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Stock subject to their Awards.

14.    Amendment and Termination.

(a)    Amendment and Termination of the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that, no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)    Amendment of Award Agreements.  The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that, except as otherwise provided in Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

15.    Unfunded Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company or any Affiliate.  To the extent applicable, the Plan is intended to comply with Section 409A of the Code and the Committee shall interpret the Plan in accordance therewith.

16.    General Provisions.

(a)    Nontransferability.  No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)    No Claim to Awards; No Rights to Continued Employment; Waiver.  No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award.  There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement.  By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(c)    Designation and Change of Beneficiary.  Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death.  A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee.  The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.  If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(d)    No Rights as a Stockholder.  Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(e)    Government and Other Regulations.

(i)    The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.

The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan.  The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 7 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable.  If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the date that the shares would have been vested or delivered, as applicable), over (B) any amount payable as a condition of delivery of shares of Common Stock.  Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(f)    Payments to Persons Other Than Participants.  If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(g)    Nonexclusivity of the Plan.  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(h)    No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand.

No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(i)    Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(j)    Relationship to Other Benefits.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(k)    Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws of the State of Washington applicable to contracts made and performed wholly within the State of Washington, without giving effect to the conflict of laws provisions thereof.

(l)    Severability.  If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(m)    Obligations Binding on Successors.  The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(n)    Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates.  Masculine pronouns and other words of masculine gender shall refer to both men and women.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(o)    Other Agreements.  Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(p)    Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.  The law of the State of Washington shall apply to all Awards and interpretations under the Plan regardless of the effect of such state’s conflict of laws principles.

17.    Term of Plan.  Subject to earlier termination pursuant to Section 14, the Plan shall have a term of 10 years from its Effective Date.

*           *           *

As adopted by the Board of Directors of Daybreak Oil and Gas, Inc. on April 6, 2009.